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                                                                    EXHIBIT 8
                      [LETTERHEAD OF SULLIVAN & CROMWELL]

                                                            June 29, 1998


Vencor, Inc.,
Vencor Operating, Inc.,
  3300 Aegon Center,
       400 West Market Street,
           Louisville, Kentucky 40202


Ladies and Gentlemen:

        As counsel to Vencor Operation, Inc., a Delaware corporation (the "Company"), in connection with the issuance of $300,000,000 aggregate principal amount of Guaranteed Senior Subordinated Notes due 2005 of the Company, it is our opinion that the discussion in the Form S-4 to which this opinion is filed as an exhibit (the "Registration Statement") under the heading "Certain United States Federal Income Tax Considerations" is a fair and accurate summary of the matters therein discussed.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours


                                             /s/ Sullivan & Cromwell